Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: +1 (650) 421-8100 Fax: +1 (650) 421-8102 www.codexis.com

November 16, 2017
[Executive First Name, Last Name]
200 Penobscot Drive
Redwood City, CA 94063

Re: Amendment to Change in Control Severance Agreement

Dear ____________,

You and Codexis, Inc. (the “Company”) are currently parties to a Change in Control Severance Agreement, dated as of ______________, 201_, as amended on ________________, 201__ (the “CIC Agreement”) which provides, among other things, that you will be entitled to receive certain severance payments and benefits upon certain qualifying terminations of employment with the Company. Effective as of the date of this amendment (this “Amendment”), you and the Company hereby agree to amend the CIC Agreement as follows:

The last sentence of Section 4(b) of the CIC Agreement is deleted and replaced in its entirety by the following:

“Notwithstanding the foregoing, any outstanding performance stock units or performance vesting options held by Executive shall automatically become vested with respect to: (i) in the event of a Change of Control that occurs prior to the applicable Measurement Date, such number of shares of Company common stock corresponding to the target performance level for any applicable performance goals; or (ii) in the event of a Change of Control that occurs on or after the Measurement Date, such number of shares of Company common stock corresponding the Company’s actual achievement of any applicable performance goals;”

The last sentence of Section 5(a) of the CIC Agreement is deleted and replaced in its entirety by the following:

“For purposes of determining the number of shares subject to any outstanding performance stock units or performance vesting options held by Executive that would otherwise vest on the next vesting date pursuant to the foregoing sentence, the applicable performance goals shall be deemed achieved; (i) in the event of a termination due to death or Disability that occurs prior to the applicable Measurement Date, such number of shares of Company common stock corresponding to the target performance level for any applicable performance goals; or (ii) in the event of a termination due to death or Disability that occurs on or after the Measurement Date, such number of shares of Company common stock corresponding the Company’s actual achievement of any applicable performance goals;”

Section 9(h) of the CIC Agreement is deleted and replaced in its entirety by the following:

“Measurement Date. ‘Measurement Date,’ with respect to an award of performance stock units or performance vesting options, shall mean the date the Compensation Committee of the Board of Directors determines the final performance factor and/or performance goal achievement for the applicable performance period.”

All terms and provisions of the CIC Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “CIC Agreement” in this Amendment or the original CIC Agreement shall include the terms contained in this Amendment.

Please indicate your acceptance of and agreement to the terms and conditions set forth in this Amendment by signing in the space below and returning the executed Amendment to the Company.

Sincerely,

Codexis, Inc.

By: /s/ John J. Nicols
Name: John J. Nicols
Title: President and CEO

Accepted by:

/s/ Executive Officer

16 November 2017
Date